Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Current Report on Amendment No. 2 to Form 8-K/A of Titan Environmental Solutions Inc. of our report for Standard Waste Services, LLC dated April 8, 2024, relating to the financial statements of Standard Waste Services, LLC as of and for the years ended December 31, 2023 and 2022, appearing in this Current Report on Form 8-K/A.

/s/ Freed Maxick CPAs, P.C.

Buffalo, New York

August 16, 2024